Exhibit 99.1

Pacira Pharmaceuticals, Inc. Reports Estimated Fourth Quarter Total Revenue of

$61.8 Million and Estimated Full-Year Total Revenue of $197.7 Million

PARSIPPANY, N.J., January 8, 2015 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today provided its unaudited EXPAREL® and total revenue estimates for the fourth quarter and full-year 2014.

“We are pleased with the continued success of EXPAREL in the fourth quarter, growth over the previous quarter and growth for the year, which we expect to provide the basis of a strong 2015,” said Dave Stack, president, chief executive officer and chairman of Pacira. “We believe EXPAREL is a significant brand based on our current infiltration indication as well as future opportunities that may further provide much needed non-opioid treatment options for pain in order to better address the opioid abuse epidemic in the United States.”

EXPAREL Revenue

•                  Fourth Quarter 2014: Pacira expects $59.0 million in net revenue for EXPAREL in the fourth quarter of 2014, which represents an increase of:

•                  93 percent over $30.5 million in the fourth quarter of 2013.

•                  18 percent sequentially over $50.2 million in the third quarter of 2014.

•                  Full-Year 2014: Pacira also expects $188.5 million in net revenue for EXPAREL in 2014, a 147 percent increase over $76.2 million in 2013.

Total Revenue

•                  Fourth Quarter 2014: Pacira expects total revenues of $61.8 million in the fourth quarter of 2014, which represents an increase of:

•                  84 percent over $33.6 million in the fourth quarter of 2013.

•                  19 percent sequentially over $52.0 million in the third quarter of 2014.

•                  Full-Year 2014: Pacira also expects total revenues of $197.7 million in 2014, a 131 percent increase over $85.6 million in 2013.

Pacira will provide final financial results and additional information on its financial performance in conjunction with the fourth quarter and year-end 2014 earnings press release and conference call anticipated in late February.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with a 45% decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our expected revenues, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL, including nerve block, oral surgery, chronic pain or repeat administration, pediatrics and the related timing and success of a United States Food and Drug Administration supplemental New Drug Application; the adverse effects and impacts of FDA warning letters; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597